Exhibit 4.1

WEST FRASER TIMBER CO. LTD.

(the “Corporation”)

U.S. EMPLOYEE STOCK PURCHASE PLAN

1.      Purpose. The purpose of the Employee Share Purchase Plan (the “Plan”) of the Corporation is to provide eligible Employees of Participating Subsidiaries with a means of acquiring an equity interest in the Corporation through payroll deductions or other contributions in order to enhance such employees’ sense of participation in the affairs of the Corporation.

This Plan includes two components:

(a)

a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”), the provisions of which shall be construed so as to extend and limit participation in a uniform and nondiscriminatory manner consistent with the requirements of Section 423 of the Code; and

(b)

a component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”), under which options shall be granted pursuant to rules, procedures or sub-plans adopted by the Committee designed to achieve tax, securities laws or other objectives for eligible Employees, the Corporation and its Participating Subsidiaries.

Except as otherwise provided in this Plan, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

West Fraser Timber Co. Ltd. also offers a wholly separate employee stock purchase plan for employees of designated Canadian subsidiaries of the Corporation (the “Canadian ESPP”). This Canadian ESPP is a separate, unrelated plan that (i) does not qualify as an “employee stock purchase plan” under Section 423 of the Code, and (ii) is not considered a Non-423 Component for purposes of this Plan. The designated Canadian subsidiaries under the Canadian ESPP are not Participating Subsidiaries for purposes of this Plan.

2.      Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

(a)	“1933 Act” means the Securities Act of 1933, as amended;

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended;

(c)	“Administrative Agent” means such trust company as may from time to time be appointed by the Board and with whom the Corporation enters into an Administration Agreement with respect hereto;

(d)	“Administration Agreement” means the agreement with the Administrative Agent in respect of the Plan, as amended or replaced from time to time;

(e)	“Blackout Period” means a blackout period contemplated in the Corporation’s Securities Trading Policy;

(f)	“Board” means the Board of Directors of West Fraser Timber Co. Ltd.;

(g)	“Business Day” shall mean a day on which the NYSE is open for trading.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Human Resources & Compensation Committee of the Corporation, or the designee of the Human Resources & Compensation Committee;

(j)	“Common Shares” means the Class B common shares, no par value, of the Corporation;

(k)	“Corporation” means West Fraser Timber Co. Ltd.;

(l)

“Compensation” means the base pay or base hourly rate pay received by a Participant and which, for clarity, does not include: (i) commissions, overtime and regular annual, quarterly and monthly cash bonuses and vacation, holiday and sick pay, (ii) income related to stock option awards, stock grants and other equity incentive awards, (iii) expense reimbursements, (iv) relocation-related payments, (v) benefit plan payments (including but not limited to short-term disability pay, long-term disability pay, maternity pay, military pay, tuition reimbursement and adoption assistance), (vi) accrued but unpaid compensation for a deceased Participant, (vii) income from non-cash and fringe benefits, (viii) severance payments, and (ix) other forms of compensation not specifically listed herein.

(m)

“Employee” means any individual who is a common law employee of any of the Participating Subsidiaries. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Participating Subsidiary, as appropriate, and only to the extent permitted under Section 423 of the Code with respect to the 423 Component. For purposes of the Plan, an individual who performs services for a Participating Subsidiary pursuant to an agreement (written or oral) that classifies such individual’s relationship with the Participating Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”;

(n)	“Enrollment Date” means the first Business Day of each Offering Period;

(o)	“Exercise Date” means the last Business Day of each Offering Period (or, if determined by the Committee, the Purchase Period if different from the Offering Period);

(p)

“Fair Market Value” on or as of any date means the weighted average purchase price for the Common Shares acquired on NYSE on the relevant date; or, if the Common Shares are no longer listed on NYSE, the weighted average purchase price for Common Shares acquired on such other exchange on which the Shares are listed;

(q)

“Insider” means an “insider” as defined in the rules and policies of the TSX or as defined in the Securities Act (British Columbia), which will include any “associate” of such a person, as defined in the Securities Act (British Columbia).

(r)	“NYSE” means New York Stock Exchange;

(s)

“Offering Period” means a period of three (3) months commencing on January 1, April 1, July 1 and October 1 of each calendar year or such other period designated by the Committee; provided that in no event shall an Offering Period exceed 27 months. The first Offering Period shall commence no earlier than July 1, 2021. Notwithstanding anything herein to the contrary, the Committee may establish an Offering Period with multiple Purchase Periods within such Offering Period;

(t)	“Option” means an option granted under this Plan that entitles a Participant to purchase Common Shares;

(u)	“Participant” means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan;

(v)

“Participating Subsidiary” means each Subsidiary of the Corporation designated by the Committee as a “Participating Subsidiary” and whose Employees will be entitled to participate in this Plan, which will include initially those Subsidiaries of the Corporation identified in Schedule A to this Plan;

(w)	“Plan” means this U.S. Employee Stock Purchase Plan of the Corporation, as amended from time to time.

(x)	“Purchase Account” means the account maintained for record keeping purposes by the Administrative Agent in the name of each Participant;

(y)

“Purchase Period” means the period designated by the Committee during which payroll deductions or other contributions of the Participants are accumulated under the Plan. A Purchase Period may coincide with an entire Offering Period or there may be multiple Purchase Periods within an Offering Period, as determined by the Committee prior to the commencement of the applicable Offering Period;

(z)	“Purchase Price” means with respect to an Offering Period an amount equal to 85% of the Fair Market Value of a Common Share on the Exercise Date;

(aa)	“Purchased Shares” means the Common Shares purchased for the account of a Participant pursuant to the exercise of Options under the Plan;

(bb)

“Subsidiary” means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Corporation or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Corporation or a Subsidiary; provided such entity is also a “subsidiary” within the meaning of Section 424 of the Code;

(cc)

“Termination Date” means (i) the date on which a Participant terminates employment or on which the Participant ceases to provide services to a Subsidiary as an employee or (ii) subject to Section 423 of the Code with respect to the 423 Component, the date on which the Participant’s employment is determined to have been terminated for purposes of the Plan by the Committee. The Termination Date specifically does not include any period following that date which the Participant may be eligible for or in receipt of other payments from the Corporation including in lieu of notice or termination or severance pay or as wrongful dismissal damages;

(dd)	“TSX” means the Toronto Stock Exchange; and

(ee)

“Undisclosed Material Information” means any material information, as defined in the Corporation’s Disclosure Policy as it may be amended or supplemented from time to time, that has not been publicly disseminated by the Corporation.

3.      Eligibility. For each Option Period, any Employee of a Participating Subsidiary will be eligible to be granted Options under the Plan, provided that:

(a)	Employees whose customary employment is for less than five (5) months in a calendar year are not eligible to participate in the Plan;

(b)	Employees whose customary employment is 20 hours or less per week are not eligible to participate in the Plan; and

(c)	the Committee may from time to time exclude Employees from the Section 423 component of the Plan where such exclusions are consistent with the permitted exclusions under Section 423(b) of the Code.

4.      Limitations on Option Grants. Notwithstanding the eligibility of an Employee to receive a grant of an Option under Section 3 of this Plan, no Employee shall be granted an Option under the 423 Component of the Plan if:

(a)

immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Corporation or any of its Subsidiaries and/or hold outstanding Options or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any of their respective Subsidiaries;

(b)

such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Corporation and its Subsidiaries to accrue at a rate that exceeds $15,000 of the Fair Market Value of such stock (determined at the time each such Option is granted) for each calendar year in which such Option is outstanding at any time.

(c)	the grant of such Option would entitled the Employee to purchase more than 5,000 Common Shares during any Offering Period; and

(d)	in no event may a Participant be granted an Option under the Plan following his or her Termination Date.

For purposes of paragraph (a), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual. The provisions of paragraph (b) shall be interpreted in accordance with Section 423(b)(8) of the Code.

5.      Participation.

(a)

An Employee shall be eligible to participate on the first Enrollment Date that occurs at least 1 year (or such other time determined by the Committee and consistent with Section 423 of the Code with respect to the 423 Component) after such Employee’s first date of employment with a Participating Subsidiary.

(b)

Subject to paragraph (c) below, an Employee that is eligible under paragraph (a) may elect to become a Participant by properly completing and submitting a participation election form (a “Participation Election Form”) to a Participating Subsidiary or to the Administrative Agent, if directed by the Participating Subsidiary.

(c)

Notwithstanding paragraph (b), no Employee will be entitled to deliver a Participant Election Form during a Blackout Period. The Participation Election Form will include the confirmation of the Employee that the Employee is not aware of any Undisclosed Material Information at the time of execution of the Participation Election Form.

(d)

An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting a Participation Election Form.

(e)

Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Purchase Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof.

6.      Payroll Deductions.

(a)

A Participant shall elect to have payroll deductions made during a Purchase Period equal to no less than 1% of the Participant’s Compensation up to a maximum of 10% (or such greater amount as the Committee establishes from time to time). The election will be made on the Participant Election Form submitted by the Participant. The amount of such payroll deductions shall be in whole percentages.

(b)	All payroll deductions made by a Participant shall be credited to his or her Purchase Account.

(c)

A Participant may not make any additional payments into his or her Purchase Account. Notwithstanding the foregoing or any provisions to the contrary in the Plan, the Committee may allow participants to make other contributions under the Plan via cash, check, or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law, and for any Offering Period under the 423 Component, administratively feasible and the Committee determines that such other contributions are permissible under Section 423 of the Code.

(d)

Except as otherwise determined by the Committee prior to the commencement of an Offering Period, a Participant may not increase or decrease the rate of payroll deductions during an Offering Period. A Participant may change his or her payroll deduction percentage under subsection (a) above for any subsequent Offering Period by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, a payroll deduction election will automatically apply to the next Offering Period, unless otherwise cancelled or changed by the Participant prior to the commencement of such Offering Period.

(e)

Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4(b) of this Plan, a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 13 hereof.

7.      Grant of Option. On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase on the applicable Exercise Date a number of full and fractional Common Shares determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the applicable Exercise Date by the applicable Purchase Price.

8.      Exercise of Option. A Participant’s Option for Common Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be procured for such Participant at the applicable Purchase Price with the payroll deductions accumulated during the Purchase Period in his or her Purchase Account. The Corporation will satisfy the exercise of all Participant’s Options for Common Shares through either:

(a)	the purchase of Common Shares on the NYSE on behalf of the applicable Participants on the open market through an independent broker retained by the Administrative Agent; or

(b)

at any time following approval of this plan by the shareholders of the Corporation and by the TSX and NYSE in accordance with their rules and policies, the issuance of Common Shares to the credit of the Participant.

In the event of the purchase of Common Shares on the NYSE under paragraph (a), the number of Purchased Shares deliverable to the Participant on the Exercise Date will be credited to the Participant effective on the Exercise Date through the Participant’s Purchase Account with the Administrative Agent, which will include any fractional numbers of Purchased Shares that may be credited to the Participant.

In the event of the issuance of Common Shares by the Company under paragraph (b), the Common Shares will be issued in book entry form in the account of the Administrative Agent and be considered to be issued and outstanding to such Participant’s credit though the Participant’s Purchase Account as of the Exercise Date. Any issuance of Common Shares by the Company under paragraph (b) will be subject to the Insider participation limits set forth in Section 22(c) of this Plan.

9.      Purchase Accounts. The Administrative Agent shall establish a Purchase Account for each Participant and shall record in each Purchase Account (i) accumulated payroll deductions in the Participant’s Purchase Account, (iii) the number of Purchased Shares (including fractional shares) credited to the Participant’s Purchase Account upon each Option exercise, and (iii) the amount of any expenses, if any, allocated to such Purchase Account. The following will apply with respect to Common Shares held by the Administrative Agent under this Plan on behalf of a Participant:

(a)

Common Shares (including fractional shares) purchased by or issued to the Administrative Agent under this Plan shall be registered in the name of the Administrative Agent or such other name as the Administrative Agent determines;

(b)	whole Common Shares allocated to a Participant’s Purchase Account will be voted by the Administrative Agent in accordance with the directions, if any, of the Participant;

(c)

a Participant’s Purchase Account will reflect any cash received by the Administrative Agent on account of dividends declared and paid by the Corporation on any Common Shares purchased by or issued to the Administrative Agent and held on behalf of the Participant in accordance with this Plan;

(d)

the Committee may require that Shares be retained with such brokers or agents for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares, and may also impose a transaction fee with respect to a sale of Shares issued to a Participant’s credit and held by such a broker or agent; and

(e)

the Committee may permit Shares purchased under the Plan to participate in any dividend reinvestment plan or program maintained by the Company and establish a default method for the payment of dividends

10.     Approval by Shareholders. Notwithstanding the above, the Plan is expressly made subject to the approval of the shareholders of the Corporation within 12 months before or after the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. If the Plan is not so approved by the shareholders within 12 months before or after the date the Plan is adopted by the Board, this Plan shall not come into effect.

11.     Administration.

(a)

Powers and Duties of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, Section 423 of the Code and the regulations thereunder with respect to the 423 Component, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the duration of Offering Periods and Purchase Periods, the terms and conditions of the Options and the number of Common Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code with respect to the 423 Component). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder. With respect to the 423 Component, an Offering Period shall be administered so as to ensure that all Participants have the same rights and privileges as provided by Section 423(b)(5) of the Code.

(b)

Administrator. The Corporation, Board or the Committee may engage the services of a brokerage firm or financial institution to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Purchased Shares, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation.

(c)

Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of the Committee, or (c) an officer or employee of the Corporation to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s certificate of incorporation or bylaws, any contract with the Corporation, as a matter of law, or otherwise, or of any power that the Corporation may have to indemnify them or hold them harmless.

12.     Withdrawal. A Participant may withdraw from the Plan by properly completing and submitting to the Administrative Agent a withdrawal form in accordance with the procedures prescribed by the Committee, which must be submitted prior to the date specified by the Committee before the last day of the applicable Offering Period. Upon withdrawal from the Plan:

(a)	any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be returned to the Participant;

(b)

no further payroll deductions for the purchase of Shares will be made during subsequent Offering Periods, unless the Participant properly completes and submits a new Participation Election Form by the deadline prescribed by the Committee;

(c)

all or a portion of the Purchased Shares held by the Administrative Agent for the Purchase Account of the Participant will be transferred to the Participant or an external account in the name of the Participant, as directed by Participant in the withdrawal form;

(d)

all or any portion of the Purchased Shares not transferred to the Participant will be sold by the Administrative Agent and the net proceeds (after deduction of customary commissions and fees) will be distributed to the Participant, together with any cash held by the Administrative Agent in respect of any Purchased Shares held by the Administrative Agent in the Purchase Account of the Participant.

A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Corporation. In the case of any instructions to sell all or any Purchased Shares, the Participant will confirm that the Participant is now aware of any Undisclosed Material Information at the time of such notice. No instructions to sell will be given during a Blackout Period.

The Committee may make additional rules and impose additional requirements regarding withdrawal, which rules and requirements may be administered by the Administrative Agreement under the Administration Agreement.

13.     Termination of Employment. On the Termination Date of a Participant for any reason prior to the applicable Exercise Date, whether voluntary or involuntary, and including termination of employment due to retirement, death or as a result of liquidation, dissolution, sale, merger or a similar event affecting the Corporation or a Participating Subsidiary, the corresponding payroll deductions credited to his or her Purchase Account will be used to purchase Shares on the next Exercise Date, unless the Participant (or in the case of death, the Participant’s estate) withdraws prior to such Exercise Date pursuant to Section 12.

14.     Interest. No interest shall accrue on the payroll contributions of a Participant in the Plan.

15.     Shares.

(a)	The stock subject to Options shall be the Common Shares of the Corporation as traded on the NYSE

(b)

Subject to adjustment upon changes in capitalization of the Corporation as provided in Section 18 hereof, the maximum number of Shares which may be purchased or issued under the Plan shall be 1,800,000 Shares. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(c)

A Participant shall have no interest or voting right in Shares covered by his or her Option until such Option has been exercised and the Participant has become a holder of record of Shares acquired pursuant to such exercise.

16.     Designation of Beneficiary. The Committee may permit Participants to designate beneficiaries to receive any Purchased Shares or payroll deductions, if any, in the Participant’s accounts under the Plan in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions, if any, will be distributed to the Participant’s estate.

17.     Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Common Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation may treat such act as an election to withdraw from an Offering Period in accordance with Section 12 hereof.

18.     Adjustment of Number of Common Shares Subject to Options.

(a)

Adjustment. Subject to any required action by the shareholders of the Corporation, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option under the Plan which has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Corporation, or any other increase or decrease in the number of Common Shares effected without receipt of consideration by the Corporation; provided, however, that conversion of any convertible securities of the Corporation shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares subject to an Option. With respect to the 423 Component, the Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(b)

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Corporation, any Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Common Shares as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to such Participant’s Purchase Account.

(c)

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger of the Corporation with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding Options and return to each Participant the payroll deductions credited to such Participant’s Purchase Account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.

19.     Amendments or Termination of the Plan.

(a)

The Board or the Committee may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval in such a manner and to such a degree as required.

(b)

Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board or the Committee shall be entitled to change the Purchase Price, Offering Periods, Purchase Periods, eligibility requirements, limit or increase the frequency and/or number of changes in the amount withheld during a Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in an amount less than or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Corporation’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion advisable which are consistent with the Plan; provided, however, that changes to (i) the Purchase Price, (ii) the Offering Period, (iii) the Purchase Period, (iv) the maximum percentage of Compensation that may be deducted pursuant to Section 6(a) or (v) the maximum number of Common Shares that may be purchased in a Purchase Period, shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

20.     No Other Obligations. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Common Shares covered by such Option. Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Corporation to employ the Participant for any specified period.

21.     Notices and Communication. Any notice or other form of communication which the Corporation or a Participant may be required or permitted to give to the other shall be provided through such means as designated by the Committee, including but not limited to any paper or electronic method.

22.     Condition upon Purchase of Common Shares.

(a)

Common Shares shall not be issued, purchased or delivered with respect to an Option unless the exercise of such Option and the purchase and delivery of such Common Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance.

(b)

As a condition to the exercise of an Option, the Corporation may require the person exercising such Option to represent and warrant at the time of any such exercise that the Common Shares are being purchased only for investment and without any present intention to sell or distribute such Common Shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned applicable provisions of law.

(c)	This Plan is subject to the following restrictions with respect to Insiders of the Corporation that may receive Options:

(i)

the total number of Common Shares reserved for issuance at any time under Options held by any one Insider, when combined with all other Common Shares issuable to the Insider under any other equity compensation arrangements of the Corporation then in place, may not exceed 5% of the total number of issued and outstanding equity securities of the Corporation on a non-diluted basis;

(ii)

the total number of Common Shares reserved for issuance at any time under Options granted, or that may be granted pursuant to the Plan, to Insiders, or when combined with all other Common Shares issuable to Insiders under any other equity compensation arrangements of the Corporation then in place, may not exceed 10% of the total number of issued and outstanding equity securities of the Corporation on a non-diluted basis;

(iii)

the total number of Common Shares that may be issued to Insiders during any 12-month period under Options, or when combined with all other Common Shares issued to Insiders under any other equity compensation arrangements of the Corporation then in place, may not exceed 10% of the total number of issued and outstanding equity securities of the Corporation on a non-diluted basis; and

(iv)

the total number of Common Shares that may be subject to Options granted to Insiders during any calendar year may not exceed 1% of the total number of issued and outstanding equity securities of the Corporation as at the beginning of the calendar year.

23.     General Compliance. The Plan will be administered, and Options will be exercised in compliance with the 1933 Act, 1934 Act and all other applicable securities laws and the Corporation policies, including without limitation, the Securities Trading Policy of the Corporation. All amounts withheld pursuant to the Plan, Common Shares issued hereunder and any payments pursuant to the Plan are subject to withholding of all applicable taxes and the Corporation and the Participating Subsidiaries shall have the right to withhold from any payment or distribution of shares or to collect as a condition of any payment or distribution under the Plan, as applicable, any taxes required by law to be withheld.

24.     Term of the Plan. The Plan shall become effective upon the earlier to occur of (i) its adoption by the Board and (ii) its approval by the shareholders of the Corporation (the earlier of such events, the “Effective Date”), and shall continue in effect until the earlier of (A) the termination of the Plan pursuant to Section 19 hereof and (B) the ten-year anniversary of the Effective Date, with no new Offering Periods commencing on or after such ten-year anniversary.

25.     Governing Law. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

26.     Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Corporation may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Corporation be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Corporation may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Corporation or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a) and, to the extent inconsistent with the requirements of Section 423, any such subplan shall be considered part of the Non-423 Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423 of the Code.

27.     Section 409A. The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Corporation shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

SCHEDULE A

List of Participating Subsidiaries

Name of Subsidiary

West Fraser, Inc.

West Fraser Wood Products, Inc.

West Fraser Southern Wholesale, Inc.

West Fraser Southeast, Inc.

Norbord Panels (USA) Inc.

Norbord South Carolina Inc.

Norbord Alabama Inc.

Norbord Mississippi LLC

Norbord Georgia LLC

Norbord Texas (Jefferson) Inc.

Norbord Texas (Nacogdoches) Inc.

Norbord Minnesota Inc.

Norbord Sales, Inc.